Exhibit 99.1

Consent of Citigroup Global Markets Inc.

The Board of Directors

Aris Water Solutions, Inc.

9811 Katy Freeway, Suite 400

Houston, Texas 77024

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 6, 2025, to the Board of Directors of Aris Water Solutions, Inc. (“Aris”) as Annex D to, and reference to such opinion letter under the headings “Summary — Opinion of Aris’s Financial Advisor” and “The Merger Agreement Proposal — Opinion of Aris’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed transaction involving Aris and Western Midstream Partners, LP (“WES”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of WES (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

August 28, 2025